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                                                                    Exhibit 10.5



                           BURLINGTON NORTHERN INC.

                          DEFERRED COMPENSATION PLAN



                     As amended Effective January 1, 1991
                       Originally Effective July 1, 1985
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                           BURLINGTON NORTHERN INC.

                          DEFERRED COMPENSATION PLAN
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                                   SECTION 1

                                    PURPOSE
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          1.1 Purpose. The purpose of this Plan is to permit the executives of
Burlington Northern Inc. (the "Company") and its subsidiaries to defer all or some part of their base salary, in order for the Company to attract and retain exceptional executives.

                                   SECTION 2

                                ADMINISTRATION
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          2.1 Management Committee. The Plan shall be administered by a management committee (the "Management Committee") consisting of the Chief Executive Officer and such other senior officers as he or she shall designate. Subject to the Compensation and Nominating Committee of the Company's Board of Directors (the "Board"), the Management Committee shall interpret the Plan, prescribe, amend and rescind rules relating to it, select eligible Particiants, and take all other actions necessary for its administration, which actions shall be final and binding upon all Participants. No member of the Management Committee shall vote on any matter that pertains solely to himself or herself.

                                   SECTION 3

                                 PARTICIPANTS
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          3.1 Participants. The management Committee shall determine and designate the executives of the Company and its subsidiaries who are eligible to defer base salary under the Plan (the "Participants"). Participants, in general, will be limited to those executives who because of their management or staff positions have the principal responsibility for the management, direction and success of the Company as a whole or a particular business unit thereof. Directors of the Company who are full-time executives of the Company shall be eligible to participate in the Plan.

                                   SECTION 4

                                   DEFERRALS
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          4.1 Deferred Payment. Before January 1 of any year (or, with respect to individuals who first become Participants during a year, on or before the date on which they become Participants) each Participant may elect to have the payment of all or a portion of his or her base salary for the year beginning January 1 (or, if later, so much of the year as commences on the day following the date on which the individual becomes a
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Participant) deferred until the earliest to occur of his or her retirement, death, permanent disability, resignation or termination of employment with the Company. (Solely for calendar year 1985, the election shall be valid and effective as of July 1, 1985, the effective date of this Plan, if it is made on or before July 12, 1985). The election shall be irrevocable and shall be made on a form prescribed by the Management Committee. The election shall apply only to that calendar year or partial year. If a Participant has not made an election, the base salary paid to him or her for the year shall be paid in accordance with the Company's normal payroll practices.

          4.2 Special Deferrals. The Management Committee may, in its discretion, approve deferred payments (called "Special Deferrals") as follows. Before January 1 of any year (or, with respect to individuals who first become Participants during a year, on or before the date on which they become Participants) each Participant may elect to have the payment of all or a portion of his or her base salary for the year beginning January 1 (or, if later, so much of the year as commences on the day following the date on which the individual becomes a Participant) deferred until the earliest to occur of the date specified by the Management Committee, or the Participant's retirement, death, permanent disability, resignation or termination of employment with the Company. The election shall be irrevocable and shall be made on a form prescribed by the Management Committee. The election shall apply only to base salary earned during that calendar year or partial year. If a Participant has not made an election for a Special Deferral, the base salary paid to him or her for that year shall be paid in accordance with Section 4.1.

          4.3 Memorandum Account. The Company shall establish a ledger account (the "Memorandum Account") for each Participant who has elected to defer the payment of his or her base salary, for the purpose of reflecting the Company's obligation to pay the deferred base salary as provided in Section 4.5. A separate Memorandum Account shall be established for each Special Deferral for each Participant. Interest shall accrue on the deferred base salary to the date of distribution, and shall be credited to the Memorandum Account at the end of each calendar quarter or such other periods as may be determined by the Management Committee. The Management Committee shall determine the rate of interest periodically and in so doing may take into account the earnings, losses, appreciation or depreciation attributable to any discretionary investments made pursuant to Section 4.4.

          4.4 Discretionary Investment by Company. The deferred base salary to be paid to the Participants is an unfunded obligation of the Company. The Management Committee may annually direct that an amount equal to the deferred base salary for that year shall be invested by the Company as the Management Committee, in its sole discretion, shall determine. The Management Committee

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may in its sole discretion determine that all or some portion of an amount equal to the deferred base salary shall be paid into one or more grantor trusts to be established by the Company of which its shall be the beneficiary, and to the assets of which it shall become entitled as and to the extent that Participants receive benefits under this Plan. The Management Committee may designate an investment advisor to direct investments and reinvestments of the funds, including investment of any grantor trusts hereunder.

          4.5 Payment of Deferred Base Salary. Within sixty (60) days following the earliest to occur of the retirement, death, permanent disability, resignation, termination of employment or, if relevant, Special Deferral Payment date of a Participant who has elected to defer base salary for any year, the Participant (or his or her Beneficiary in the case of his or her death) shall irrevocably elect to have the balance of his or her Memorandum Account, plus interest (at a rate determined by the Management Committee pursuant to Section 4.3) on the outstanding account balance to the date of distribution paid to him or her as follows:

               (a) in a lump sum cash payment; or

               (b) in periodic, annual installments of a period of two (2) to then (10) years.

          Payments shall commence or be made in January of the year following the Participant's retirement, death, permanent disability, resignation, termination of employment, or Special Deferral payment date (or within a reasonable time thereafter); provided that with respect to a Participant who retires on January 1, the Management Committee, in its sole discretion, may direct that payment shall commence or be made on the December 31 preceding the retirement date, on the January 31 following the retirement date or in January of the year following retirement, and provided further that the Management Committee, in its sole discretion, may direct payments to commence in the year of a Participant's retirement, death, resignation, termination, permanent disability or Special Deferral payment date.

          4.6 Acceleration of Payment of Memorandum Account. The Management Committee, in its sole discretion, may accelerate the payment of the unpaid balance of a Participant's Memorandum Account upon its determination that the Participant (or his Beneficiary in the case of his death) has incurred a severe and unexpected financial hardship. Such accelerated payment shall not exceed the amount necessary to relieve such hardship. The Management Committee in making its determination may consider such factors and require such information as it deems appropriate.

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                                   SECTION 5

                              GENERAL PROVISIONS
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          5.1 Unfunded Obligation. The amounts to be paid to Participants pursuant to this Plan are unfunded obligations of the Company. The Company is not required to segregate any monies from its general funds, to create any trusts, or to make any special deposits with respect to this obligation. Title to and beneficial ownership of any investments including trust investments which the Company may make to fulfill this obligation shall at all times remain in the Company. Any investments and the creation or maintenance of any trust or memorandum accounts shall not create or constitute a trust or a fiduciary relationship between the Management Committee or the Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or his or her Beneficiary or his or her creditors in any assets of the Company whatsoever. The Participants shall have no claim against the Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to this Plan.

          5.2 Base Salary. The term "base salary" shall mean the Participant's base salary being paid for the year or partial year, exclusive of bonuses or other forms of cash incentive compensation for the year.

          5.3 Beneficiary. The term "Beneficiary" shall mean the person or persons to whom payments are to be paid pursuant to the terms of the Plan in the event of the Participant's death. The designation shall be on a form provided by the Management Committee, executed by the Participant, and delivered to the Committee. A Participant may change his beneficiary designation at any time. If no beneficiary is designated, the designation is ineffective, or in the event the Beneficiary dies before the balance of the Memorandum Account is paid, the balance shall be paid to the Participant's spouse, or if there is no surviving spouse, to his or her lineal descendants, pro rata, or if there is no surviving spouse or lineal descendants, to the Participant's estate (unless the Management Committee for a given year has designated investment in an annuity, in which case the payment options selected by the Participant with respect thereto shall govern).

          5.4 Permanent Disability. A Participant shall be deemed to have become disabled for purposes of this Plan if the Management Committee finds, upon the basis of medical evidence satisfactory to it, that the Participant is totally disabled, whether due to physical or mental condition, so as to be prevented from engaging in further employment by the Company or any of its subsidiaries and that such disability will be permanent and continuous during the remainder of his or her life.

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          5.5 Incapacity of Participant or Beneficiary. If the Management
Committee finds that any Participant or Beneficiary to whom a payment is payable under the Plan is unable to care for his or her affairs because of illness or accident or is under a legal disability, any payment due (unless a prior claim therefore shall ave been made by a duly appointed legal representative) at the discretion of the Committee, may be paid to the spouse, child, parent or brother or sister of such Participant or Beneficiary or to any person whom the Committee has determined has incurred expense for such Participant or Beneficiary. Any such payment shall be a complete discharge of the obligations of the Company under the provisions of the Plan.

          5.6 Nonassignment. The right of a Participant or Beneficiary to the payment of any amounts under the Plan may not be assigned, transferred, pledged or encumbered nor shall such right or other interests be subject to attachment, garnishment, execution or other legal process.

          5.7 No Right to Continued Employment. Nothing in the Plan shall be construed to confer upon any Participant any right to continued employment with the Company or a subsidiary, nor interfere in any way with the right of the Company or a subsidiary to terminate the employment of such Participant at any time without assigning any reason therefor.

          5.8 Withholding Taxes. Appropriate payroll taxes shall be withheld from cash payments made to Participants pursuant to this Plan.

          5.9 Termination and Amendment. The Compensation and Nominating Committee may from time to time amend, suspend or terminate the Plan, in whole or in part, and if the Plan is suspended or terminated, the Committee may reinstate any or all of its provisions. The Management Committee may amend the Plan provided that it may not suspend or terminate the Plan, substantially increase the administrative cost of the Plan or the obligations of the Company, or expand the classification of employees who are eligible to participate in the Plan. No amendment, suspension or termination may impair the right of a Participant or his designated Beneficiary to receive the deferred compensation benefit accrued prior to the later of the date of adoption or the effective date of such amendment, suspension or termination.

          5.10 Applicable Law. The Plan shall be construed and governed in accordance with the laws of the State of Texas.

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